Exhibit 10.19
[Date]

[Director Name
Street Address
City, State Zip]
Dear [Director Name],
As previously discussed, attached hereto as Annex A is a summary of the terms (the “Term Sheet”) in connection with your service as a director of Athene Holding Ltd. (the “Company”). This letter memorializes the agreement of the Company that this letter and the Term Sheet constitute a binding commitment of the Company. If you are in agreement with the foregoing, please so indicate by signing this letter where indicated below.
Very truly yours,
ATHENE HOLDING LTD.
By:
    Name:
    Title:

Agreed to and accepted to:
[Director Name]
Dated:

2

Annex A
Summary of Terms for Directorship Services

Parties:	Athene Holding Ltd. (the “Company”), and [Director Name] (“Director”) of [Director Address].
Effective Date:	[•] (the “Effective Date”)
Interpretation:
For purposes of this Annex A (this “Agreement”), “Subsidiary” shall mean all direct and indirect subsidiaries of the Company.
For purposes of this Annex A, “affiliate” of the Company shall include all Subsidiaries of the Company.
For purposes of this Annex A, “applicable law” shall mean the laws of the State of Delaware.

Term:
Director shall hold office for such term as the shareholder(s) of the Company may determine or, in the absence of such determination, in such manner as is consistent with this Agreement, applicable law, any applicable shareholders agreement, bylaws or other definitive governing document of the Company (in each case, as may be amended, restated or otherwise modified from time to time). Director may be removed from office and Director’s office as a director shall be vacated in such manner as is consistent with this Agreement, applicable law, any applicable shareholders agreement, bylaws or other definitive governing document of the Company (in each case, as may be amended, restated or otherwise modified from time to time).
Further, Director agrees to resign his or her office as a director of the Company (a) if, by virtue of holding the office of director, Director causes the Company or any affiliate of the Company to be subject to an adverse tax consequence, (b) in the event that he or she shall be convicted of a felony, or (c) in the event that a determination shall be made by the Company, or any affiliate thereof, as the case may be, that the continued appointment of Director may result in adverse regulatory or legal consequences to, or would be adverse to the reputation of the Company or its affiliates.

Fees and Expenses:
The Company agrees to pay Director the fees and expenses as approved by the board of directors of the Company (the “Board”) (as modified from time to time), with all cash fees and expenses to be paid in U.S. Dollars.
No additional or separate compensation will be paid to Director for:
(i)attendance at shareholder meetings of the Company or its Subsidiaries; or
(ii)any other service reasonably attendant to the services described in this Annex A.
The Company shall pay or reimburse Director for all documented out-of-pocket expenses reasonably incurred by Director in connection with the performance of his or her duties or obligations as a Director or committee member of the Company, including, but not limited to travel, lodging and transportation expenses incurred in connection with attendance at meetings, with such reimbursements in accordance with the policies of the Company in effect from time to time.
All incremental fees payable as a result of the retroactive application of the letter to the Effective Date, if any, will be paid in connection with the first regularly scheduled payment to the Director immediately following the date of the letter. The Director will not be required to reimburse the Company for any cash deficiency arising from or relating to the retroactive application of the letter to the Effective Date.

Duties, Time Commitment:
Director shall use reasonable best efforts to attend all board, committee, and if requested, shareholder meetings of any entity on which he or she serves as a director or committee member.
Director’s duties associated with serving as a member of any committee of any board of which Director shall be a member will be as set forth in the relevant committee charter and will include attendance at such committee’s meetings.
During the continuance of Director’s appointment, Director will be expected to:
(i)faithfully, efficiently, competently and diligently perform his or her duties and exercise such powers as are appropriate to his or her role as a director;
(ii)promptly declare, so far as he or she is aware, the nature of any interest, whether direct or indirect, in any contract or proposed contract entered into or to be entered into between Director and the Company, and/or any affiliate of the Company or any Related Party Transaction (as defined in AHL’s Related Party Transactions Policy, as amended from time to time, “Related Party Transaction”) or proposed Related Party Transaction involving Director;
(iii)take into consideration any potential conflicts of interest when accepting appointment to other boards;
(iv)comply with all reasonable requests, instructions and regulations made or given by any board of which he or she is a member (or by any duly authorized committee thereof), and give to each board or committee such explanations, information and assistance as they may reasonably require;
(v)act in the best interests of the Company and its Subsidiaries; and
(vi)use commercially reasonable efforts to promote and extend the interests and reputation of the Company and its Subsidiaries, including assisting their respective boards in relation to public and corporate affairs and bringing to bear for the benefit of the relevant board, Director’s particular knowledge and experience.
It is hereby understood and agreed that if Director is classified as an independent director by the Board, Director shall promptly inform the Board of any circumstances that would likely affect such independent status.
Director shall inform each board on which he or she serves as a member, within 10 business days, of any (direct or indirect) personal interests, whether now existing or hereafter arising, which may conflict with Director’s duties to the Company and/or its affiliates, or with any of their respective businesses. Director undertakes that during the term of his or her appointment as a Director of the Company, he or she will promptly disclose in writing any new directorship or appointment, any conflict of interest or any situation that may reasonably be expected to result in an appearance of a conflict of interest, including any business relationship or interest in a business entity which is likely to compete with the Company, any contract between Director (on the one hand) and the Company and/or affiliates of the Company (on the other hand) and any Related Party Transaction involving Director.

Fiduciary Obligations:
Director acknowledges and understands that the structure, practices and committees of their respective boards, including matters relating to the size, independence and composition of their boards, the election and removal of directors, requirements relating to board action, the powers delegated to board committees and the appointment of executive officers, are governed by applicable law and the shareholders agreements, bylaws or other definitive governing documents of the applicable entity (in each case, as may be amended, restated or otherwise modified from time to time).
Director agrees at all times to comply with any operating guidelines applicable to the Company and its affiliates (as such may be amended or modified from time to time) in connection with all services to be performed as a Director and committee member.

Confidential Information:
Director agrees that both during and after his or her time as a director of the Company, Director will not use for his or her own, or for another’s benefit, or disclose or permit the disclosure of any confidential information relating to the Company, or its affiliates, including, without limitation, any information about any board deliberations or any other information with respect to Apollo Insurance Solutions Group LP.
The restriction shall cease to apply to any confidential information which may (other than by reason of Director’s breach of Director’s obligations) become available to the public generally or which is required to be disclosed by a subpoena or other legally compelling procedure.
Director also agrees during his or her appointment that he or she will not, other than for the benefit of the Company or its affiliates, and in connection with his or her service as a director, make any notes, memoranda, electronic records, tape records, films, photographs, plans, drawings or any form of record relating to any matter within the scope of the business or concerning the dealings or affairs of the Company or its affiliates, and will promptly return any such items at any time upon request.

Insurance:	The Company is a beneficiary under an insurance policy under which the directors and officers of the Company and its affiliates are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under the policy in their respective capacities as directors or officers, including certain liabilities under securities laws.
Miscellaneous:	This letter does not create any relationship of employee and employer between Director, on the one hand, and the Company and/or its affiliates, on the other hand.
Governing Law and Jurisdiction:	This appointment and the terms hereunder are governed under the laws of the State of Delaware. The courts in such jurisdiction shall have non-exclusive jurisdiction to settle any dispute, and the parties to this Agreement hereby agree to submit to the non-exclusive jurisdiction of such courts.

Notices:
Any notice to be given under the terms of this letter shall, in the case of notice to the Company be deemed to be given if left at the following address: Athene Holding Ltd., 7700 Mills Civic Parkway, West Des Moines, Iowa 50266 (addressed to the Chairman) or in the case of notice to Director, if handed to him or her personally or left at, or sent by air courier or facsimile transmission to, his or her last-known address or facsimile number, as set forth in the Company’s records. Any such notice shall be deemed to be given at the time of its delivery or dispatch by facsimile transmission.

Prior Agreements:	All prior agreements relating to the service of the Director as a director of the Company are superseded and otherwise terminated in favor of this Agreement.